NEWS RELEASE

Broadcom Press Contact Bill Blanning Vice President, Global Media Relations 949-585-5555 blanning@broadcom.com	Broadcom Investor Relations Contact T. Peter Andrew Vice President, Investor Relations 949-926-5663 andrewtp@broadcom.com

Broadcom Announces New Share Repurchase Program

IRVINE, Calif. – February 8, 2007 – Broadcom Corporation (Nasdaq: BRCM) today announced that its Board of Directors has authorized a new program to repurchase shares of Broadcom’s Class A common stock having an aggregate value of up to $1.0 billion, depending on market conditions and other factors. Repurchases under the program may be made from time to time at any time during the 12 to 18 month period commencing February 12, 2007.

These repurchases will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other factors. Broadcom expects to use available cash on hand to fund the repurchases. The plan does not obligate Broadcom to acquire any particular amount of common stock, and it may be suspended at any time at Broadcom’s discretion.

About Broadcom

Broadcom Corporation is a global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything ®.

Broadcom, one of the world’s largest fabless semiconductor companies with unaudited annual 2006 revenue of $3.67 billion, is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5900 or at www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Our amended Annual Report on Form 10-K/A for 2005, amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006, and subsequent Quarterly Reports on Form 10-Q, all filed January 23, 2007, and our recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.